UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2008 (December 18, 2008)

Realogy Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Campus Drive

Parsippany, NJ 07054

(Address of Principal Executive Offices) (Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Realogy Corporation (the “Company”) announced that it is immediately terminating its invitations for commitments of up to $500,000,000 aggregate principal amount of new second lien incremental term loans (the “Second Lien Incremental Term Loans”) from holders of each of the Company’s 10.50% Senior Notes due 2014 (the “Senior Cash Notes”), 12.375% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes”) and 11.00%/11.75% Senior Toggle Notes due 2014 (the “Senior Toggle Notes” and, collectively with the Senior Cash Notes and the Senior Subordinated Notes, the “Existing Notes”). Existing Notes previously delivered will be promptly returned to the holders.

As previously announced, on November 26, 2008, Bank of New York Mellon, the trustee (the “Trustee”) under the Indenture, dated as of April 10, 2007, pursuant to which the Senior Toggle Notes were issued (the “Senior Toggle Notes Indenture”), and High River Limited Partnership, a holder of Senior Toggle Notes (“High River” and, together with the Trustee, the “Plaintiffs”), filed a complaint (the “Complaint”) in the Court of Chancery of the State of Delaware (the “Court”) seeking, among other things, declaratory relief that the incurrence of the Second Lien Incremental Loans constitute a breach of the Senior Toggle Notes Indenture (the “Contract Claim”). On December 18, 2008, the Court granted the Plaintiffs’ motion for partial summary judgment with respect to the Contract Claim.

The Company anticipates it will continue to explore other opportunities to reduce its outstanding indebtedness and improve its capital structure. The termination of the transaction will have no impact on the operations of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Realogy Corporation

By:	/s/ Anthony E. Hull
Name: Anthony E. Hull Title: Executive Vice President, Chief Financial Officer and Treasurer

Date: December 18, 2008